Exhibit 99

M&T Bank Announces Passing of Chairman and Chief Executive Officer Robert G. Wilmers

December 17, 2017

BUFFALO, N.Y.—With deep sadness, M&T Bank Corporation (NYSE:MTB)(“M&T”) announced that Chairman and Chief Executive Officer Robert G. Wilmers died suddenly and unexpectedly at home late last night. He was 83.

In accordance with its succession plan, M&T’s Board of Directors named lead outside director Robert T. Brady, former Chairman and CEO of Moog, Inc., as M&T’s Non-Executive Chairman, effective immediately. M&T’s three Vice Chairman, Richard S. Gold, René F. Jones and Kevin J. Pearson, maintain responsibility for the bank’s day-to-day operations.

Mr. Wilmers has held both positions since May 1983, when M&T had assets of $2 billion. Today, M&T’s assets total more than $120 billion. Under his tenure, M&T has completed 24 acquisitions, has grown from 51 branches in one state to 783 branches in eight states plus the District of Columbia and from 2,000 employees to nearly 17,000. Of the largest 100 banks operating in 1983, only 23 remain today and, among those, M&T ranks 1st in stock price growth.

“Bob Wilmers’ accomplishments as Chairman and CEO of M&T Bank are surpassed only by his commitment to our community, and every day he worked to fulfill his belief that the bank can only do well if the communities it serves do well,” said Mr. Brady. “He will be missed greatly—by his beloved family, by the colleagues whom he respected so deeply, by his incredibly broad network of dear friends, and by all of our neighbors in M&T’s communities. Nonetheless, his legacy will live on. The management team he built at M&T is long-tenured and deeply committed to Bob Wilmers’ conservative, consistent, community-focused banking philosophy, and they will carry on that legacy, continuing to build M&T as a strong, successful and independent bank.”

“He was a remarkable banker, an even more remarkable citizen and a wonderful friend,” said Warren E. Buffett, chairman and CEO of Berkshire Hathaway, and longtime M&T shareholder.

Mr. Wilmers has received many honors and awards for his service to the banking industry, as well as for his leadership and contributions to the Buffalo, N.Y. community, where the M&T Bank is headquartered. These awards include the Greater Buffalo Chamber of Commerce ‘Western New Yorker of the Year’ Award (1991); State University of New York at Buffalo School of Management ‘Niagara Frontier Executive of the Year’ Award (1992); The Buffalo News ‘Citizen of the Year Award’ (1987 and 1994); American Banker ‘Lifetime Achievement’ Award (2005); American Banker ‘Banker of the Year’ Award (2011); the ‘Chancellor Charles P. Norton Medal,’ the State University of New York at Buffalo’s highest honor, for civic patriotism (2015); and ‘Officier of the Legion of Honor’ by the President of France (2017).

He has also received honorary degrees from Canisius College (Doctor of Humane Letters in 1988), Niagara University (Doctor of Commercial Science in 1991) and the State University of New York at Buffalo (Doctor of Humane Letters in 2004).

Mr. Wilmers graduated from Harvard College and attended the Harvard Graduate School of Business Administration. After working in banking in New York, he served in New York City government and then went on to work at Morgan Guaranty Trust Company.

In addition to his role as Chairman and Chief Executive Officer of M&T Bank, Mr. Wilmers also previously served as chairman of the Empire State Development Corporation from 2008 to 2009, Chairman of the New York State Bankers Association in 2002 and as a director of the Federal Reserve Bank of New York from 1993 to 1998.

Mr. Wilmers is survived by his wife of 20 years, Elisabeth Roche Wilmers, his son Christopher and his wife Serena, and his grandsons Dylan and Theodore. He was predeceased by his son Robert G. Wilmers, Jr. Mr. Wilmers is also survived by four step-children: Camille de Wouters (Dr. Antoine van Couter), Guillaume de Wouters (Marta Olalde), Juliette Chevalier (Jerome) and Charlotte de Coupigny (Alexandre), along with eleven step-grandchildren.

“On behalf of the entire M&T family, we extend our deepest condolences to Elisabeth and the Wilmers family,” said Mr. Brady.

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